                                     [LETTERHEAD]




January 15, 1996

CONFIDENTIAL

Mr. Charles J. Hogarty
President and Chief Operating Officer
Keystone Automotive Industries, Inc.
700 East Bonita Avenue
Pomona, CA 91767


Dear Charlie:

In accordance with our discussion last Friday, this will confirm our agreement with respect to the services we have provided and will provide with respect to the merger between Keystone and North Star.

Our activities have included and will include 1) analysis of North Star's financial statements, 2) reviewing the financial statements with North Star's internal accounting people and with the Ernst & Young personnel who are conducting the audits for North Star, 3) numerous discussions with Ron Brown and Kim Wood and 4) continuing involvement in the negotiations between Ron, Kim and yourselves leading up to the merger.

For these services, our compensation will consist of a retainer of $25,000, payable currently, to be applied against a success fee of $125,000 payable at the closing of the merger. Should a transaction not be consummated, your total cost for our services would be the $25,000 retainer.

We plan to have another telephone discussion with the Ernst & Young auditors in the next day or two. Hal then plans to meet with Ron, Kim, Mary Bodem and the auditors Monday and Tuesday, January 22 and 23 in Minneapolis. We appreciate the opportunity to be of service to North Star and Keystone. Please call Hal or me if you have any questions.

Very truly yours,

/s/ Timothy McQuay

Timothy McQuay
Managing Director - Corporate Finance



TCM:ms


                                    Exhibit 10.34